Exhibit 99.1

Grace News
Media Relations Rich Badmington T +1 410.531.4370 rich.badmington@grace.com	Investor Relations Jeremy Rohen T +1 410.531.8234 jeremy.rohen@grace.com

Grace Board Elects Yanai Independent Director

COLUMBIA, MD. – May 9, 2018 – W. R. Grace & Co. (NYSE: GRA) today announced that its Board of Directors has elected Shlomo Yanai as an independent director.

“Grace is honored to welcome Shlomo to our Board,” said Christopher J. Steffen, Lead Director and Chair of the Board’s Nominating and Governance Committee. “Shlomo brings us global industry leadership, specialty chemicals and pharmaceutical experience, and a CEO’s perspective, which makes him an excellent fit for the needs of our Board.”

Yanai currently is Chairman of the Cambrex Corporation, Chairman of Protalix Biotherapeutics, and a senior advisor to Moelis & Company. He served as President and Chief Executive Officer of Teva Pharmaceutical Industries Ltd. from 2007 until mid-2012, leading a period of significant growth in revenue and profitability. As Teva CEO, Yanai was ranked 20th in Fortune's Top CEO List in 2010. Prior to joining Teva, Yanai was President and CEO of Makhteshim-Agan Industries Ltd. Yanai served for 32 years with the Israeli Defense Forces and retired in 2001 as a Major General.

Yanai earned a master’s degree in Natural Resources Administration from The George Washington University and a bachelor’s degree in Political Science and Economics from Tel Aviv University. He is a graduate of the U.S. National War College, National Defense University.

About Grace

Built on talent, technology, and trust, Grace is a leading global supplier of catalysts and engineered materials. The company’s two industry-leading business segments—Catalysts Technologies and Materials Technologies—provide innovative products, technologies, and services that enhance the products and processes of our customers around the world. With approximately 3,900 employees, Grace operates and/or sells to customers in over 60 countries. More information about Grace is available at grace.com.

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